Exhibit 10.3

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is made and entered into as of May 4, 2005, by and between Hoactzin Partners, LP and/or Assigns (“Owner”) Capco Energy, Inc. and Capco Offshore, Inc. (together, “Manager”).

WITNESSETH:

WHEREAS, Owner holds certain oil and gas interests pursuant to the terms of that certain Purchase and Sale Agreement between Owner and Manager (the “Purchase and Sale Agreement”), of even date herewith, and pursuant to assignments made thereunder;

WHEREAS, Owner desires to engage Manager to manage the oil and gas interests owned by it;

WHEREAS, Manager desires to manage such oil and gas interests of Owner; and

WHEREAS, terms not otherwise defined herein shall have the meanings assigned to those terms in the Purchase and Sale Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Manager Representations and Warranties.  Manager represents and warrants to Owner that:

(a)

Manager has full corporate power and authority to own its assets and to carry on its business as it is now being conducted and to execute and deliver this Agreement and each of the Additional Instruments and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)

The execution, delivery and performance by Manager of this Agreement and the Additional Instruments to which Manager is a party and the consummation by Manager of the transactions contemplated hereby and thereby have been duly authorized by all requisite action of Manager.

(c)

This Agreement and the Additional Instruments to which Manager is a party have been duly and validly executed and delivered by Seller and constitute the legal, valid and binding obligations of Manager, enforceable against it in accordance with their respective terms.

(d)

The execution and delivery by Manager of this Agreement and each of the Additional Instruments to which it is a party, the performance by Manager of its obligations hereunder and thereunder and the consummation by Manager of the transactions contemplated hereby and thereby do not:

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(i)

violate any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Manager;

(ii)

result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any oral or written agreement, instrument, contract, undertaking, mortgage, indenture, lease, license or other understanding to which Manager is a party or by which any of the properties or assets of Manager may be bound or otherwise subject; or

(iii)

contravene or violate any law, rule, regulation, or order applicable to Manager, Manager’s Associated Parties, or any of their respective properties or assets.

(e)

Manager is experienced in the operation of offshore oil and gas properties and has the requisite personnel resources, training and experience to manage and operate the Interests (as such term is hereinafter defined).

2.

The Interests.  Owner represents and acknowledges that it holds certain oil and gas leasehold interests, appurtenant rights, and other economic interests in the oil and gas leases and wells (the “Interests”) set forth in Exhibit A hereto.

3.

Appointment of Manager.  Manager is hereby designated as the manager of the Interests, and, in such capacity, shall be the general manager of and shall conduct, direct and have full control of all matters pertaining to the Interests as permitted and required by this Agreement, subject to the rights of Owner as owner.  Manager shall be the sole manager of the Interests, and the enumeration of the particular or specific powers in this Agreement shall not be considered as in any way limiting or abridging the general power or discretion intended to be conferred on or reserved to the Manager to authorize it to do any and all things proper, necessary or expedient, in its discretion, to carry out the purposes of this Agreement.

4.

Operating Agreement.  The parties agree to enter into one (1) operating agreement for the operation of the Interests which shall be substantially in the form of the operating agreement attached hereto as Exhibit B (the “Operating Agreement”).  All Interests shall be operated under one Operating Agreement.  Manager will cause the Interests to be managed pursuant to the terms of the Operating Agreement.  In the event of any conflict between the terms of the Operating Agreement and this Agreement, the terms of this Agreement will control.

5.

Duties of Manager.  Manager shall devote sufficient time to the duties and responsibilities required for the prudent management of the Interests; and will at all times, faithfully, industriously, and to the best of its ability, experience and talents, perform all such duties and responsibilities in a good and workmanlike manner. Management duties shall include, without limitation, the following services:

(a)

Performing accounting and billing functions; receiving, distributing and reporting income on at least a quarterly basis.

(b)

Performing the duties and obligations of Owner under the Operating Agreement.

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(c)

Preparing and/or responding to authorizations for expenditure (“AFEs”) relating to the Interests, and preparing, reviewing and responding to correspondence relating to the Interests; provided, however, that Manager shall not approve AFEs on behalf of Owner in amounts greater than $50,000 to the interest of Owner.

(d)

Approving expenditures relating to the Interests, for the interest of Owner, up to the gross amount of $50,000 for any one-month period. Manager agrees that it will not approve or incur expenditures in amounts in excess of the aforesaid amount without the prior written approval of Owner; provided, in case of explosion, fire, flood, blowout or other sudden emergency, Manager may take such reasonable steps and incur such reasonable expenses as in its opinion are required to deal with the emergency to safeguard life and property and to comply with law and regulation, and shall report the emergency to Owner as promptly as possible.  Owner agrees to respond to Manager’s proposal for expenditures in accordance with the time requirements of the Operating Agreement and any operating agreement under which Manager is not operator and that Manager shall have no liability for damages or losses resulting from Owner’s failure to respond timely so long as Manager has timely provided such proposal to Owner.

(e)

Overseeing and supervising on behalf of Owner the overall operation of the Interests.

(f)

Submitting to Owner as promptly as is practicable, but not more than thirty (30) days after the end of each calendar quarter, a statement setting out the revenues, costs and expenses incurred during such month for the Interests, along with payment of Net Operating Cash Flow (as such term is hereinafter defined) attributable to the Interests.

(g)

Marketing production from the Interests upon terms no less attractive than Manager obtains for any of its owned production from the Interests; provided that, at no time shall production from the Interests be sold to an affiliate of Manager or Owner, and Manager shall not be permitted to enter into any advance payment contracts or contracts providing directly or indirectly for the pre-sale of production from the Interests (collectively, “Advance Payment Contracts”) other than in the nomination and sale of natural gas for the month next following, without the prior written consent of Owner, which consent shall not be unreasonably withheld if such Advance Payment Contract will not have an adverse tax or economic impact upon Owner.

(h)

Manager shall complete and submit on behalf of Owner such incidental/and periodic reports and/or submissions as may be required by law, by regulation, or by order of local, state, and federal regulatory agencies or bodies with jurisdiction (a) over the Interests, (b) the use, ownership, operation or maintenance of the Interests, (c) Owner as owner of and Manager as manager of the Interests, or (d) production from the Interests.

(i)

In the case of Interests operated by third parties as of the Effective Time, Manager shall represent the interests of Owner pursuant to the terms of the operating agreement in effect as to said Interests and in conformance with the covenants hereof.

6.

Management of the Interests; Payment of Costs.

(a)

At all times prior to the Termination Date (as such term is hereinafter defined), Manager shall:

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(i)

Cause the Interests to be maintained and operated for the production of hydrocarbons in a good and workmanlike manner, as would a prudent operator (and without regard to the existence of the Purchase Option, as such term is hereinafter defined), all in accordance with generally accepted standards and all applicable federal, state and local laws, rules and regulations.

(ii)

Cause the Interests to be developed, operated and maintained in compliance with all applicable laws, rules and regulations and in compliance with the Related Agreements governing the same.

(iii)

Pay or cause to be paid on behalf of Owner, promptly as and when due and payable, all rentals and royalties payable with respect to the production of hydrocarbons from the Interests (“Lease Burdens”) and all Costs (as such term is hereinafter defined) incurred in or arising from the operation or development of the Interests or the production, treating, gathering, marketing or transporting of hydrocarbons from the Interests.

(iv)

Pay or cause to be paid all capital costs which are agreed to in writing by Owner and Manager and are actually expended in the development and operation of the Interests and all other Costs required for the prudent and reasonable maintenance and operation of the Interests in accordance with generally accepted oil and gas industry standards.

(b)

The term “Costs” shall mean, on a cash accounting basis, the sum of :

(i)

The following costs actually paid by or on behalf of Owner during any calendar month insofar as they are attributable to the Interests, and whether capital or non-capital in nature:

(A)

All costs, expenses and liabilities, including capital and non-capital costs, paid by or on behalf of Owner pursuant to applicable Operating Agreement covering the Interests or otherwise for and in connection with the ownership, operation or maintenance of the Interests (excluding any overhead of Manager) and the lifting, handling, gathering, producing, treating, storing, marketing, and transporting of production from the Interests and the disposal of produced water therefrom; and

(B)

All federal, state and local taxes (except mortgage and income taxes) paid by or for the account of the Interests, including without limitation production, occupation, excise, severance, ad valorem or other production related taxes, and any other taxes (except taxes on income) imposed on oil or natural gas, attributable to the Interests or the ownership or sale of production therefrom;

(C)

Capital costs shall be a part of Costs only if approved in accordance with Section 5(d) hereof; and

(ii)

Excess Costs for the preceding month (including the Excess Costs carried forward from any preceding month subsequent to the Effective Time).

(d)

The term “Excess Costs” shall mean, for each calendar month, the excess, if any, of Costs (exclusive of capital costs) over revenue attributable to the sale of production from the Interests and actually received during any calendar month by or on behalf of Owner net

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of any Lease Burdens on production which are borne by the Interests and were created prior to the Effective Time for the respective Interests.

7.

Compensation.  Compensation to Manager under the Operating Agreement and under this Agreement shall be as follows:

(a)

As sole consideration for the services to be rendered by Manager under the Operating Agreement, Owner shall pay Manager $2,500.00 per calendar month plus $500.00 per month for each well over six (6) wells with respect to which Manager serves as the operator under the Operating Agreement, which sum shall cover all non-third party costs of operations.

(b)

As sole consideration for the services to be rendered by the Manager under this Agreement, and commencing with the first (if any) full fiscal quarter of Owner at the beginning of which (i) the Aggregate Investment Amount (as defined below) equals zero ($0.00) and (ii) Owner does not reasonably believe that it will require additional funding in order to meet its obligations under Section 8 of this Agreement or any other legal obligations relating to the Interests, the Manager shall accrue a quarterly fee (the “Management Fee”) equal to the excess of (X) 66.7% of the Net Operating Cash Flow attributable to Owner from the Interests, computed without taking into consideration the fees payable under this Section 7, with respect to each full fiscal quarter of Owner over (Y) all amounts owing to Owner under the Purchase and Sale Agreement and all operating and administrative expenses of Owner relating directly to the Interests (in each case to the extent not already deducted from a prior payment of the Management Fee or otherwise reimbursed or paid by the Manager).  The Management Fee shall be payable with respect to each quarter within 45 days after the end thereof.  The term “Net Operating Cash Flow” shall mean, for any period, the positive difference remaining after deduction of all (i) Costs attributable to production from the Subject Interests from (ii) revenues attributable to the Interests, all for such period.

“Aggregate Investment Amount” means, at any time of calculation, the sum of (i) $18,457,175.88, plus (ii) Manager’s and Owner’s legal and other expenses related to closing the Purchase and Sale Agreement and which are funded by Owner, plus (iii) the aggregate amount contributed through such time in accordance with Section 9 of this Agreement, together with interest on such amounts accruing on a daily basis (in the case of (i) and (ii), from the date such amounts were initially made available to Manager or to third parties through lending arrangements or otherwise, and in the case of (iii), from the date of each contribution as applicable) at an annualized rate of 8%, less all Net Operating Cash Flow received by Owner through such time.

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8.

Purchase and Sale Options.  Manager shall have the right and option to acquire all, but not less than all, the Interests from Owner (the "Purchase Option"), and Owner shall have the right and option to sell all, but not less than all, the Interests to Manager (the “Sale Option”), according to the following terms and conditions:

(a)

The term “Repayment Date” shall mean that date upon which the Aggregate Investment Amount equals zero ($0.00).  Owner shall provide to Manager written notice of the achievement of the Repayment Date not less than 30 days after the Repayment Date occurs.

(b)

Manager shall be entitled to exercise the Purchase Option at any time after the one-year anniversary of the Repayment Date.

(c)

Owner shall be entitled to exercise the Sale Option at any time after the two-year anniversary of the Repayment Date.

(d)

To be entitled to exercise its respective option, the party wishing to exercise its option shall give written notice to the other party of its intent to exercise its option (the “Option Notice”), said Option Notice to be delivered not less than sixty days prior to the desired date of transfer of the Interests to Manager (the “Option Closing Date”).  The Option Notice shall (i) set forth the estimated Option Closing Date; (ii) state the exercising party’s valuation of the price at which the Interests shall be acquired by Manager (the “Option Price”); (iii) set forth the exercising party’s calculation of the Option Price; and (iv) provide reasonable data in support of that calculation.

(e)

The Option Price shall be calculated as follows:

(i)

If the Purchase Option is exercised prior to the two-year anniversary of the Repayment Date, the Option Price shall be two times sum of (A) the Net Operating Cash Flow accruing to Owner during the twelve-calendar-month period immediately preceding the month in which the Option Notice is delivered, computed without taking into consideration the fees payable under Section 7(a) hereof, and (B) the amount of any Costs during such period that are capital costs.

(ii)

If the Purchase Option is exercised at or after the two-year anniversary date of the Repayment Date, the Option Price shall be equal to the sum of (A) the Net Operating Cash Flow accruing to Owner during the twenty-four-calendar-month period immediately preceding the month in which the Option Notice is delivered, computed without taking into consideration the fees payable under Section 7(a) hereof, and (B) the amount of any Costs during such period that are capital costs.

(iii)

If the Sale Option is exercised, the Option Price shall be equal to the sum of (A) the Net Operating Cash Flow accruing to Owner during the thirty-calendar-month period immediately preceding the month in which the Option Notice is delivered, computed without taking into consideration the fees payable under Section 7(a) hereof, and (B) the amount of any Costs during such period that are capital costs.

(f)

Not less than 15 days following delivery of an Option Notice, the party receiving the Option Notice shall provide written acceptance of, or objection to, the Option Price

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set forth therein, and in the case of objection the writing shall (i) state the bases for objection, and (ii) provide the objector’s calculation of the Option Price which it believes should apply.

(g)

If the non-exercising party disagrees with the exercising party’s Option Price, the parties shall negotiate in a good faith attempt to agree upon the Option Price.  If no agreement is reached within 45 days after delivery of the Option Notice, the Option Price using the applicable valuation formula shall be determined in accordance with the terms of this Section 8 by an independent Certified Public Accountant with not less than ten years of oil and gas revenue accounting experience (the “Valuation Party”).

(h)

The term “Valuation Date” shall mean the earlier to occur of (i) the non-exercising party’s acceptance of the exercising party’s Option Price in the Option Notice; (ii) the parties’ subsequent agreement upon the Option Price in the case of an objection, or (iii) determination of the Option Price by the Valuation Party.

(i)

If the Sale Option is exercised, Manager shall have the option to make payment, in lieu of cash consideration, by issuing or causing to be issued to Owner registered shares of  Capco Energy, Inc. common stock at an initial value of $0.20 per share.  Such value shall be adjusted to reflect stock splits, stock dividends, recapitalizations, and the like, and shall be adjusted down to the lowest price per share at which Capco Energy, Inc. sells any shares of its common stock after the date hereof, including any securities convertible into common stock or conferring the right to purchase common stock.

(j)

Upon a party’s exercise of its Option, the closing pursuant to the Option (the “Option Closing”) shall occur within 60 days of the Valuation Date.  Each party agrees to execute and deliver any and all documents reasonably requested to effectuate the transfer of the Interests to Manager.  Without limiting the generality of the foregoing, such transfer shall be effectuated on an “as-is, where-is” basis and without any post-transfer obligations of any kind on the part of Owner.  Failure by a party to execute and deliver the required documentation will be deemed a breach, and the party not in breach will be authorized to seek injunctive relief and to pursue any and all legal remedies available to it.

(k)

Insolvency.  The Purchase Option shall terminate upon any insolvency of, or commencement of bankruptcy proceedings by or against, Manager.

(l)

Tax Reporting.  Each of the parties agrees, upon reasonable notice and during normal business hours, to provide the other party with access to the records in such party's possession or control as may be required to be examined or copied in connection with the accounting or reporting of this transaction to taxing authorities and in connection with responding to audits or inquiries by taxing authorities.

9.

Additional Funding; Issuance of Warrants.

(a)

If (i) the Manager and Owner mutually agree that Owner will fund additional working capital requirements of the Interests or (ii) Owner receives any claim, invoice or other notice from a third party alleging or otherwise indicating that Owner is required to make any payment or take any action in connection with the Interests, and Owner reasonably believes that it requires additional funding in order to make such payment, take such action or defend itself in connection with such claim, invoice or notice, Owner (A) in the case of clause (i) above, shall and (B) in the case of clause (ii) above, may contribute such funds (in debt, equity or any

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combination thereof at its sole discretion), to such extent, from time to time.  As conditions precedent to Owner’s obligation to make any such contribution contemplated by clause (i) above, the Manager shall (X) issue or cause to be issued to Owner a warrant pursuant to Section 9(b) and (Y) have fully performed all obligations to be performed by it under the Purchase and Sale Agreement, the Operating Agreement, and any operating agreement in effect as to properties operated by third parties, except those obligations for which the time for performance has not then expired.

(b)

In the event of any additional funding of Owner pursuant to Section 9(a), Manager shall issue or cause to be issued to Owner a warrant (in form and substance as set forth on Exhibit C hereto, “Warrant”) simultaneously with Owner’s funding of each such contribution, to purchase a number of shares of common stock of the Manager, par value $0.001 per share, equal to the Market Price (as defined in the Warrant) times 33.34% of the equity or principal amount of debt of such contribution, at an exercise price per share of $0.1952.  Any contribution made by Owner prior to the issuance by Manager of such Warrant shall not be deemed a waiver of Manager’s obligation to issue such Warrant.

10.

Exculpation.  Neither Manager nor any parent, subsidiary, affiliate, officer or employee or any of them shall be liable to Owner for any losses sustained or liabilities incurred as a result of any act or omission of Manager or any agent or employee of it except as may result from bad faith, negligence, willful misconduct or breach of this Agreement by such an agent or employee.  Manager shall never be liable to Owner as a fiduciary and in all its dealings shall perform its obligation hereunder as a reasonable prudent manager.

11.

Accounting and Disbursements.  Manager will maintain general accounting records relating the operation of the Interests in accordance with generally accepted accounting principles. Manager shall collect funds generated by the Interests; shall promptly pay and discharge all costs and expenses incurred in the operation of the Interests pursuant to this Agreement; and shall provide quarterly reports to owner relating to the Interests. All records maintained by Manager pursuant to the provisions of this Section 11 shall be made available for inspection and copying by Owner, upon request by Owner, at Manager’s offices during normal business hours.

12.

Term.  The term of this Agreement shall commence on May 4, 2005 and shall terminate on the Termination Date. The “Termination Date” shall be the earlier of (a) that date on which is effective reassignment of the Interests to Manager pursuant to either the Purchase Option or the Sale Option, and (b) any insolvency of, or commencement of bankruptcy proceedings by or against, Manager.  In any event this Agreement shall automatically terminate upon the Termination Date. The termination of this Agreement shall not affect the rights or liabilities of either Manager or Owner under the Operating Agreement.

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13.

Remedies Upon Default.  If, prior to the Termination Date, Manager shall fail to perform or observe any of the covenants, agreements or obligations herein provided to be performed or observed by Manager, Owner, in addition to Owner’s right to recover damages and all other remedies available to Owner hereunder or at law or in equity, may, if such failure shall continue unremedied after ten (10) days from delivery to Manager of written notice thereof (unless within such ten (10) days, Manager has begun to cure such noncompliance in a manner satisfactory to Owner and Manager continues to diligently pursue such curative actions until such failure is remedied to the satisfaction of Owner), perform or cause to be performed such act at Manager's expense, in which event Owner may expend funds for such purpose, and Owner, upon written notice to Manager, shall be entitled to receive all proceeds payable to Manager pursuant to this Agreement to reimburse Owner for any amounts so expended plus interest on any such amounts at the rate of eight percent (8%) per annum from the dates such amounts were advanced by Owner until the dates on which Owner recovers said amounts from Manager.  Additionally, Owner shall be entitled to offset and reduce (i) any payments otherwise due and owing Manager under this Agreement, (ii) any amounts otherwise due and owing to Manager under the Bridge Note, and (iii) any amounts otherwise due and owing to Manager, under the provisions of this Agreement or the Purchase and Sale Agreement, to recover any amounts so advanced by Owner plus interest thereon at the rate herein above stated. To secure all of the obligations owed by Manager to Owner under the terms of this Agreement and the Purchase and Sale Agreement, Manager hereby grants, bargains, sells and assigns to Owner a first and prior lien and security interest (a) upon Manager's Purchase Option, and (b) upon the oil and gas production attributable to the Interests pursuant to this Agreement, the proceeds from the sale of oil or gas at the wellhead, and all accounts relating thereto.  To perfect the lien and security interest provided herein, Manager agrees to execute and acknowledge a recording supplement and/or financing statement prepared and submitted by Owner in connection herewith or at any time following execution hereof. Further, Manager hereby authorizes Owner to file this Agreement or any recording supplement executed in connection herewith as Manager's agent and attorney in fact as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Interests are located in order to perfect the security interests granted herein. Upon material default by Manager with respect to any of its obligations hereunder and Manager's failure to remedy such default within sixty (60) days of receipt of notice thereof as hereinabove provided, or Manager’s failure to commence diligent efforts to cure such default within said sixty-day period and thereafter to proceed with diligence to cure, Owner shall have the right, without prejudice to other rights or remedies, to terminate this Agreement, take possession and control of the Interests (to the exclusion of Manager) and to collect from the purchaser(s) of production from the Interests proceeds otherwise payable to Manager until the amount owed by Manager to Owner plus interest at the rate hereinabove stated shall have been paid in full. Each purchaser shall be entitled to rely upon Manager's written statement concerning the amount of any default.

14.

No Partnership.  This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership, mining partnership, joint venture or an association for profit between the parties hereto.

15.

Force Majeure.  If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, that party shall give to the other party prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during the

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continuance of the force majeure. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The term “force majeure” shall mean act of God, strike, lockout or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kinds specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension. Nothing herein shall require the settlement of labor difficulties by any party contrary to its wishes.

16.

Independent Contractor.  In all things hereunder, Manager shall be an independent contractor not subject to the control or direction of Owner except as to the type of operations to be undertaken in accordance with the terms of this Agreement. Manager shall not be deemed, or hold itself out as, the agent of Owner with authority to bind it to any obligation or liability assumed or incurred by Manager as to any third party.

17.

Assignment and Binding Effect.  This Agreement shall be binding upon the parties hereto, their successors and assigns, except that this Agreement shall not be assigned by Manager, without the express written consent of Owner, but this Agreement may be assigned in whole or in part by Owner.

18.

Notices.  Notices authorized or required hereunder shall be given by governmental mail, telegram or other telegraphic means, postage or charges prepaid, or confirmed telecopy, addressed to the party to whom the notice is given at its address set out in the Purchase and Sale Agreement.  All notices are deemed given when received. Each party may change its address by giving written notice to the other.

19.

Applicable Law.  This Agreement shall be construed under and governed by the laws of the State of Texas, without regard, however, to the conflicts of laws provisions thereof.

20.

Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall be in force when one or more counterparts have been signed by each of the parties.

21.

Rule Against Perpetuities Savings.  This Agreement shall be construed so as not to violate the Rule Against Perpetuities (“RAP”).  If Sections 8(b) or 8(c) hereof should be determined to violate the RAP, the time for exercising the Option shall be deemed to be twenty-one (21) years, less one day, from the date hereof.

22.

Additional Properties.  From time to time Manager and Owner may by mutual consent agree to add properties to this Management Agreement.  The addition of such properties to this Management Agreement shall be evidenced in writing executed by all the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Management Agreement as of the date first above written.

CAPCO OFFSHORE, INC.

By:  __________________________

Name:

Title:

CAPCO ENERGY, INC.

By:  __________________________

Name:  Ilyas Chaudhary

Title:    Chief Executive Officer

HOACTZIN PARTNERS, L.P.

By:	DOLPHIN ADVISORS, LLC
Its General Partner
By:	DOLPHIN MANAGEMENT INC.
Its Managing Member
By:	___________________

Name:	Peter Salas
Title	President
Date:	___________________

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EXHIBIT “A”

To Management Agreement between

CAPCO OFFSHORE, INC. and HOACTZIN PARTNERS, L.P.

DESCRIPTION OF PROPERTIES

A.  BRAZOS INTERESTS

30% OF 8/8THS WORKING INTEREST, AND A PROPORTIONATE NET REVENUE INTEREST, AS OF THE EFFECTIVE TIME, IN AND TO THE FOLLOWING LEASES, INSOFAR ONLY AS SAID LEASES COVER AND INCLUDE THE WELLBORES OF THE WELLS LISTED BELOW AND ONLY TO THE EXTENT THAT SUCH LEASS ARE NECESSARY TO PRODUCE OIL AND/OR GAS FROM THE WELLBORES OF SAID WELLS, TOGETHER WITH A LIKE INTEREST IN THE EASEMENTS DESCRIBED BELOW:

BRAZOS 440L/441L/406L/407L

State Lease 57646, Oil and Gas Lease between the State of Texas, General Land Office, as Lessor, and Shell Oil Company, as Lessee, effective February 2, 1965, and covering SE/4 of State Tract 441L, Gulf of Mexico, Matagorda County, Texas recorded in Volume 430 at Page 581.

State Lease 57645, Oil and Gas Lease between the State of Texas, General Land Office, as Lessor, and Shell Oil Company, as Lessee, effective February 2, 1965, and covering NE/4 of State Tract 441L, Gulf of Mexico, Matagorda County, Texas recorded in Volume 430 at Page 577.

State Lease 57644, Oil and Gas Lease between the State of Texas, General Land Office, as Lessor, and Shell Oil Company, as Lessee, effective February 2, 1965, and covering SW/4 of State Tract 440L, Gulf of Mexico, Matagorda County, Texas recorded in Volume 430 at Page 573.

State Lease 57642, Oil and Gas Lease between the State of Texas, General Land Office, as Lessor, and Shell Oil Company, as Lessee, effective February 2, 1965, and covering NW/4 of State Tract 440L, Gulf of Mexico, Matagorda County, Texas recorded in Volume 430 at Page 569.

State Lease 57641, Oil and Gas Lease between the State of Texas, General Land Office, as Lessor, and Shell Oil Company, as Lessee, effective February 2, 1965, and covering NE/4 of State Tract 440L, Gulf of Mexico, Matagorda County, Texas recorded in Volume 430 at Page 565.

State Lease 60732, Oil and Gas Lease between the State of Texas, General Land Office, as Lessor, and Shell Oil Company, as Lessee, effective April 4, 1967, and covering SE/4 of State Tract 406L, Gulf of Mexico, Matagorda County, Texas recorded in Volume 453 at Page 245.

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State Lease 57633, Oil and Gas Lease between the State of Texas, General Land Office, as Lessor, and Shell Oil Company, as Lessee, effective February 2, 1965, and covering SE/4 of State Tract 407L, Gulf of Mexico, Matagorda County, Texas recorded in Volume 430 at Page 544.

State Lease 57634, Oil and Gas Lease between the State of Texas, General Land Office, as Lessor, and Shell Oil Company, as Lessee, effective February 2, 1965, and covering SW/4 of State Tract 407L, Gulf of Mexico, Matagorda County, Texas recorded in Volume 430 at Page 565.

INSOFAR AND ONLY INSOFAR as the above leases are included within the 440L Unit more fully described as the following:

5,850.00 acres of land out of Tracts 407L, 406L, 441L, and 440L as shown on the Texas Gulf Coast Map, Sheet 3, from the Sabine River to the Rio Grande River as subdivided for Mineral Development by the General Land Office, dated January 1967, and the 5,850.00 acres of land being more particularly described as follows:

1350 acres out of State Tract 407L, being all of the south half (S 1/2) of the southeast quarter (SE 1/4) of Tract 407L, all of the southeast one-quarter (SE 1/4) of the southwest one-quarter (SW 1/4) of Tract 407L, all of the south one-half (S 1/2) of the southwest one-quarter (SW 1/4) of the southwest one-quarter (SW 1/4) of State Tract 407L, and all of the northeast one-quarter (NE 1/4) of the southwest one-quarter (SW 1/4) of the southwest one-quarter (SW 1/4) of State Tract 407L.

90 acres out of State Tract 406L, and being all of the southeast one-quarter (SE/4) of the southeast one-quarter (SE/4) of the southeast one-quarter (SE/4) of State Tract 406L.

1620 acres out of State Tract 441L, and being all of the north one-half (N 1/2) of the southeast one-quarter (SE 1/4) of State Tract 441L, all of the south one-quarter (S 1/4) of the northeast one-quarter (NE 1/4) of State Tract 441L, all the northeast one-quarter (NE1/4) of southwest one-quarter (SW 1/4) of the northeast one-quarter (NE 1/4) of State Tract 441L, all of the north one-half (N 1/2) of the southeast one-quarter (SE 1/4) of the northeast one-quarter (NE 1/4) of State Tract 441L, all of the south one-half (S 1/2) of the northeast one-quarter (NE 1/4) of the northeast one-quarter (NE 1/4) of State Tract 441L, and all of the northeast one-quarter (NE 1/4) of the northeast one-quarter (NE1/4) of the northeast one-quarter (NE 1/4) of State Tract 441L.

2790.00 acres out of State Tract 440L, and being all of the north one-quarter (N 1/4) of State Tract 440L, all of the south one-half (S 1/2) of the northwest one-quarter (NW 1/4) of State Tract 440L, all the north one-half (N 1/2) of the southwest one-quarter (SW 1/4) of the northeast one-quarter (NE 1/4) of State Tract 440L, all of the northwest one-quarter (NW 1/4) of the southeast one-quarter (SE 1/4) of the northeast one-quarter (NE 1/4) of State Tract 440L, all of the southwest one-quarter (SW 1/4) of the southwest one-quarter (SW 1/4) of the northeast one-quarter (NE 1/4) of State Tract 440L, all of the north one-half (N 1/2) of the northwest one-quarter (NW 1/4) of the southwest one-quarter (SW 1/4) of State Tract 440L, and all of the southwest one-quarter (SW 1/4) of the northwest one-quarter (NW 1/4) of the southwest one-quarter (SW 1/4) of State Tract 440L.

DALDMS/531734.3

The above described unit is limited to all gas sands encountered in the interval between 6,580 feet and 7,860 feet, as shown on the induction-electrical log run in the Shell Oil Company’s well No. 2 located in the northwest one-quarter (NW 1/4) of State Tract 440L.

Wells
Well Name		Working Interest	Net Revenue Interest
Brazos 440L	I-1	30.00%	24.69999%
Brazos 440L	4012	30.00%	24.69999%

OPTION WELL
Brazos 440L	A-1	30.00%	24.69999%

State Easement ME 85-234, granted by the State of Texas, General Land Office, unto Conquest Exploration Company to construct a 3 ½ inch pipeline.

State Easement ME 85-233, granted by the State of Texas, General Land Office, unto Conquest Exploration Company to construct a 4 ½ inch pipeline.

State Easement ME 85-169, granted by the State of Texas, General Land Office, unto Conquest Exploration Company to construct a 12.75” pipeline.

BRAZOS 478L/479L

State Lease 96177, Oil and Gas Lease between the State of Texas, General Land Office, as Lessor, and American Exploration Company, as Lessee, effective October 4, 1994, and covering north of the three marine league line within State Tract 478L, Gulf of Mexico, Matagorda County, Texas recorded in Volume 950452 at Page 400941.

State Lease 97270, Oil and Gas Lease between the State of Texas, General Land Office, as Lessor, and American Exploration Company, as Lessee, effective April 2, 1996, and covering S/2 of NE/4 of State Tract 479L, Gulf of Mexico, Matagorda County, Texas recorded in Volume 963560 at Page 442494.

Wells
Name	Working Interest	Net Revenue Interest
Brazos 478L #2	30.00%	22.950%

State Easement ME 970029, granted by the State of Texas, General Land Office, unto American Exploration Company for a 30’ wide easement.

State Easement ME 970031, granted by the State of Texas, General Land Office, for the 478L #2 well.

DALDMS/531734.3

B.  HIGH ISLAND INTERESTS

Seller Lease No.:	0408360-001 - OCS-G 06168
Lessor:	The United States of America
Lessee:	Exxon Corporation
Effective Date:	October 1, 1983
Lands Covered:

All of Block 196, High Island Area, OCS Leasing Map, Texas Map No. 7, LESS AND EXCEPT in the N/2, SW/4, and W/2SE/4 the Operating Rights in all depths below the base of the stratigraphic equivalent of the MM5 sand found at 12,430' MD and 9,484 TVD in the OCS-G 06168, No. B-2 Well, (API 427084034900), and LESS AND EXCEPT in the E/2SE/4 the Operating Rights as to all depths.

Interest:	Record Title Interest 100.00%,
Net Revenue Interest BPO 78.33333%; APO 83.33333%

The Before Payout (“BPO”) net revenue interest shown above reflects a 5.0% of 8/8ths overriding royalty retained by ExxonMobil as to which payout occurs once an aggregate $1,500,000 has been paid; thus, the After Payout (“APO”) net revenue interest is stated.

This Interest also is subject to the Retained Revenue Interest, in favor of ExxonMobil, provided for by Section 3.04(b) of the ExxonMobil Agreement.

PIPELINE RIGHT-OF-WAY

Right-of-way No.:	1027360 - OCS-G 21466
Grantor:	The United States of America
Grantee:	Exxon Mobil Corporation
Effective Date:	February 22, 2001
Right-of-way Description:

OCS-G 21466, Segment No. 12379 Pipeline Right-of-way for 10-3/4 inch pipeline from HI 176 "B" Platform to a side tap SSTI on Williams Field Services - Offshore Gathering Company's Existing 12 inch Pipeline (OCS-G 12370 - Segment 13143, formerly 9208) in Block 177.

Interest:	100.00%

DALDMS/531734.3

RIGHT-OF-USE AND EASEMENT PLATFORM "B" HIGH ISLAND BLOCK 176

	Right-of-use and easement No.:	Formerly 1029764 - OCS-G 23586 – to be determined after Closing
	Grantor:	The United States of America
	Grantee:	Formerly Exxon Mobil Corporation - to be Capco Offshore after Closing
	Effective Date:	Formerly March 10, 2003 - to be determined after Closing
Right-of-use and easement description:

OCS-G 23586 - Right-of-use and easement to maintain Platform B in High Island, Block 176, expired lease, for the purposes of producing Wells B-1, B-2, B-3, and B-2d (sidetrack), High Island, Block 196, OCS-G 06168.

2.	Interest:	100%

SUBJECT TO THE FOLLOWING CONTRACTS

1.	Contract No.:	1001917 - Operating Agreement
	Parties:	Hall-Houston Oil Company and Exxon Corporation
	Effective Date:	September 1, 1988
	Lands Covered:	Covering High Island Block 176, Offshore Texas.

2.	Contract No.:	1001939 - Farmout Agreement
	Parties:	Hall-Houston Oil Company and Exxon Corporation
	Effective Date:	September 1, 1988
	Lands Covered:	Covering High Island Block 195, Offshore Texas.

3.	Contract No.:	0408358-001 - Platform and Facilities Agreement
	Parties:	Hall-Houston, Exxon Corporation et al
	Effective Date:	September 1, 1988
Lands Covered:

Platform "A" (Platform ID No. 10468-1) located on High Island Block 176, including but not limited to the compressors, the facilities and the 10" sales line from Platform "A", High Island Block 176 to the subsea tap valve located in High Island Block 140 on Transco's 24" pipeline.

4.	Contract No.:	1029891 - Farmout Agreement
	Parties:	Exxon Mobil Corporation and Spinnaker Exploration Oil Company
	Effective Date:	May 30, 2003
	Lands Covered:	SE/4SE/4 High Island Block 196, OCS-G 06168

5.	Contract No.:	210466000 - Lateral Line Interconnect, Platform Use and Operation Agreement
	Parties:	WFS - Offshore Gathering Company, Seller Production Company and Apache Corporation
	Effective Date:	March 1, 2001
	Lands Covered:	The HI 176 B & C Gas Gathering System, being the pipeline from the base of the HI 176 B and HI 176 C risers to the WFS underwater tie-in assembly located in HI 177.

6.	Contract No.:	210466000-1 - Letter Agreement - Construction and Operation of Gathering Pipeline, High Island Block 176 and 177
	Parties:	Seller Production Company, Apache Corporation, Forcenergy Inc. and Ridgewood Energy Corporation
	Effective Date:	October 10, 2000
	Lands Covered:	The HI 176 B & C Gas Gathering System, being the pipeline from the base of the HI 176 B and HI 176 C risers to the WFS underwater tie-in assembly located in HI 177.

DALDMS/531734.3

SUBJECT TO THE FOLLOWING PIPELINE RIGHTS-OF-WAY

1.	Pipelines:	0404358-002
Pipeline Right-of-Way OCS-G 10515, Segment No. 8569

0408360-002
Pipeline Right-of-Way OCS-G 11186, Segment No. 8943

0408360-003
Pipeline Right-of-Way OCS-G 11156, Segment No. 8705

0408360-004
Pipeline Segment No. 11303

C.  GALVESTON INTERESTS

LEASES

A.

Serial No.:

OCS-G 21324

Date:

December 1, 1999

Lessee:

Union Oil of California

Land Covered:

Galveston Area Block 297, OCS Leasing Map, Texas Map No. 6, containing approximately 5760 acres.

B.

Serial No.:

OGS-G 25534

Date:

November 1, 2003

Lessee:

Fidelity Exploration & Production Company, et al.

Land Covered:

Galveston Area Block 287, OCS Leasing Map, Texas Map No. 6, containing approximately 5760 acres.

C.

Serial No.:

OCS-G 25536

Date:

October 1, 2003

Lessee:

Gryphon Exploration Company

Land Covered:

Insofar only as to the E/2 NE/4 Galveston Area Block 298, OCS Leasing Map, Texas Map No. 6,

containing approximately 720 acres.

*Prospect Payout is defined in that certain Offshore Prospect Participation Agreement dated August 18, 1999, as amended December 30, 2004, between Capco Offshore, Inc., and Fidelity Exploration, et al.

WELLS

Name

Working Interest

Net Revenue Interest

GA 297 #1

30.00% WI – BPO

      30% x 5/6 NRI – BPO*

25.50% WI – APO

      25.5% x 5/6 NRI – APO*

*Subject to and bearing its proportionate part of all existing overriding royalties, carried interests, and other burdens on production reflected of record or disclosed in that certain Offshore Prospect Participation Agreement  dated December 30, 2004, Between Capco Offshore, Inc. and Fidelity Exploration Company, Inc., et al.

DALDMS/531734.3

SUBJECT TO THE FOLLOWING PRIOR AGREEMENT

That certain Offshore Prospect Participation Agreement dated August 18, 1999, by and between Capco Offshore, Inc., Fidelity Exploration & Production Company, Reef Partners, L.L.C., and Blue Dolphin Exploration Company, as amended Dec. 30, 2004, covering all of Galveston Area Blocks 287, 297, and the E/2NE of Galveston Area Block 298.

SUBJECT TO THE FOLLOWING BURDENS

1.

Overriding Royalty Interest in favor of Gryphon Exploration Company as set forth in that certain Letter Agreement dated October 1, 2004, by and between Fidelity Exploration & Production Company and Gryphon Exploration Company equal to 3.0% of 6/6th covering the NW/4 of Galveston Area Block 297 and the E/2NE of Galveston Area Block 298.

2.

After Prospect Payout Overriding Royalty Interest in favor of Blue Dolphin Petroleum Company as set forth in that certain Offshore Prospect Participation Agreement dated December 30, 2004, by and between Capco Offshore, Inc., Fidelity Exploration & Production Company, Reef Partners, L.L.C., and Blue Dolphin Exploration Company equal to 2.0% of 6/6th covering all of Galveston Area Block 287, and 2.5% of 6/6ths covering all of Galveston Area Block 297.

3.

After Prospect Payout Reversionary Interest in favor of Fidelity Exploration & Production Company and Blue Dolphin Petroleum Company as set forth in that certain Offshore Prospect Participation Agreement dated December 30, 2004, by and between Capco Offshore, Inc., Fidelity Exploration & Production Company, Reef Partners, L.L.C., and Blue Dolphin Exploration Company equal to 7.50% of 6/6th each, covering all of Galveston Area Blocks 287, 297 and E/2NE of Galveston Area Block 298.

DALDMS/531734.3

D. CHANDELEUR INTERESTS Schedule of Wells Well Name	API	Operator	Working Interest	Net Revenue Interest

CA Blk. 30 #1 (Hustler)	1772840058	Capco	1.000	0.79833333
CA Blk. 30 #3 (Seamaster)	1772840060	Capco	1.000	0.79833333
CA Blk. 27 #2 (Fireball)	1772840062	Capco	1.000	0.77892924
Biloxi Marsh LC #1-2	1708720315	MERIDIAN	0.145357	0.106111
PXP SL 17656 #2 (Fiesta)	1708720327	PXP	0.4375	0.328125
PXP CA 30 #2 (Hustler West)	1772840059	PXP	0.4375	0.3764583
PXP SL 17812 #1 (Avenger)	1773020034	PXP	0.4375	0.328125
PXP SL 17389 #1 (Prowler)	1773020036	PXP	0.4375	0.338125
PXP SL 17388#1(Catalina)	1773020035	PXP	0.4375	0.338125
PXP SL 17387#1 (Skyraider Dp.)	1773020038	PXP	0.4375	0.338125
PXP SL 17390#1(Twin Otter)	1772720532	PXP	0.4375	0.338125

Schedule of Leases

LEASES

LESSOR	LESSEE	DATE	RECORDING INFO.

USA-Mineral Management Service- OCS-G 24002***	Manti Resources, Inc.	5/1/2002	N/A
State of Louisiana - No. 17365	Kalar Corporation	3/18/2002	COB 717, Folio 339/MLB 116,Folio 6, Entry 397916, St. Bernard Parish, LA
USA-Mineral Management Service- OCS-G 24001***	Manti Resources, Inc.	5/1/2002	N/A
Mabel Isabel Molero Quatroy, et al *	Manti Resources, Inc.	5/9/2001	COB 696, Folio 731/MLB 113, Entry #384834, St. Bernard Parish, LA
LAC Real Estate Holdings, L.L.C.*	Louisiana Oil and Gas, Inc.	5/3/2001	COB 696, Folio 724/MLB 113, Entry #384833, St. Bernard Parish, LA
Biloxi Marsh Lands Corporation*	White Mountain Royalty Corporation	10/26/2000	Memo-COB 694,MLB 112,Entry 383297,St. Bernard Parish, LA
State of Louisiana - No. 17656	WLB Investments, Inc.	11/18/2002	COB 730, Folio 182/MLB 118, Folio 98, Entry #406251, St. Bernard Parish, LA, NA # 03-03420, Instrument # 251353, Orleans Parish, LA.
State of Louisiana - No. 17812	Manti Jamba,Ltd.,et al	5/19/2003	COB 738, Folio 793/MLB 121, Folio 54, Entry #413799,St. Bernard Parish, LA
State of Louisiana - No. 17389	Kalar Corporation	3/18/2002	COB 717, Folio 387/MLB 116, Folio 10, Entry #397920,St. Bernard Parish, LA
State of Louisiana - No. 17388	Kalar Corporation	3/18/2002	COB 717, Folio 375/MLB 116, Folio 9, Entry #397919,St. Bernard Parish, LA
State of Louisiana - No. 17387**	Kalar Corporation	3/18/2002	COB 717, Folio 363/MLB 116, Folio 8, Entry #397918,St. Bernard Parish, LA
State of Louisiana - No. 17390	Kalar Corporation	3/18/2002	COB 717, Folio, 399,/MLB 116, Folio 11, Entry #397921,St. Bernard Parish, LA

DALDMS/531734.3

* = INSOFAR AND ONLY INSOFAR as said leases fall within the confines of unit tract numbers 1A and 1B within the CRIS 1 RA SUC, established by Office of Conservation Order No. 960-A-2, effective April 9, 2002, and approved by the Office of Conservation on November 4, 2003.

** = LESS AND EXCEPT measured depths from the surface of the earth down to the stratigraphic equivalent of the bottom of the producing sand found between the depths of 4,926' and 5,018' in the Manti Operating Company  State Lease No. 17387 No. 1 Well situated thereon.

***Subject to a 3.5% overriding royalty interest, in favor of J. Michael Poole, Sr., pursuant to Article 4.01 in that certain Exploration Joint Venture Agreement between Manti Resources, Inc., and Sunbelt Energy, Ltd., et al, dated May 1, 2001.

[*] SAVE AND EXCEPT that certain royalty interest purchased from Biloxi Marsh Lands Corporation in favor of Manti Operating Company, effective May 24, 2001, recorded in COB 696, MLB 113, Entry No. 384864, in the official records of St. Bernard Parish, Louisiana.

DALDMS/531734.3

EXHIBIT “B”

To Management Agreement between

CAPCO OFFSHORE, INC. and HOACTZIN PARTNERS, L.P.

OPERATING AGREEMENT

DALDMS/531734.3

EXHIBIT “C”

To Management Agreement between

CAPCO OFFSHORE, INC. and HOACTZIN PARTNERS, L.P.

WARRANT FOR ISSUANCE OF STOCK

DALDMS/531734.3